Exhibit 23.3
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the use of our report dated February 2, 1995, on the consolidated statements of income, changes in stockholders' equity, and cash flows of Central Illinois Financial Corporation and subsidiary for the year ended December 31, 1994, which statements are included in the restated financial statements of Central Illinois Financial Co., Inc. filed with the U.S. Securities and Exchange Commission on the Form 10-K and incorporated by reference into Central Illinois Financial Co., Inc.'s Registration Statement on Form S-8.

Geo. S. Olive & Co. LLC



Decatur, Illinois
May 22, 1997